Exhibit 10.1
EXECUTION DRAFT

SEPARATION AND NON-SOLICIT AGREEMENT
AND FULL RELEASE OF CLAIMS

This Separation and Non-Solicit Agreement and Full Release of Claims (the “Agreement”) is by and between Energy Transfer Partners, L.P. and its and their subsidiaries and affiliates (“ETP” or “Employer”) and Martin Salinas, Jr. (“Employee”).
WHEREAS, the merger (the “Merger”) and other related transactions contemplated pursuant to the certain Agreement and Plan of Merger, as amended, dated as of January 25, 2015 the (“Merger Agreement”) among ETP, Energy Transfer Partners GP, L.P., Regency Energy Partners LP (“Regency”) Regency GP LP and for certain limited purposes Energy Transfer Equity, L.P., is expected to be completed on or about May 1, 2015;
WHEREAS, in connection with the Merger, senior management of ETP, has been involved in an integration process to, among other things, identify efficiencies and synergies, including with respect to the workforce of the combined organization (the “Integration Initiative”);
WHEREAS, as part of the Integration Initiative, employees of certain subsidiaries and affiliates of ETP will be terminated;
WHEREAS, Employee has been informed that his employment will be terminated as of the Termination Date (as that term is defined below) in connection with the Integration Initiative; and
WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, Employer has agreed to make payments under this Agreement to which Employee is not otherwise entitled under any policy, practice, agreement or other understanding.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Separation from Employment. Employee’s employment with Employer has terminated or will terminate effective May 1, 2015 (the “Termination Date”).

2.	Consideration.

(a)	As consideration for Employee’s promises made in this Agreement, including Employee’s full release of claims in Section 4 of this Agreement, Employer agrees to the following:

(i)
Employer agrees to pay Employee a separation payment (“Separation Payment”) in a lump sum total gross amount equal to Three Hundred Seven Thousand Five Hundred ($307,500) Dollars; less all required government payroll deductions and withholdings, which is an amount equal to eight (8) months of Employee’s current base wages. The Separation Payment shall be made within five (5) business days after the Effective Date (as that term is defined in Section 4 below).

(ii)	As further consideration, Employer agreed to pay an amount equal to his target Employee bonus award for 2015 under the Energy Transfer Partners. L.L.C.

Annual Bonus Plan (the “Bonus Plan”). For 2015, Employee’s target bonus is Five Hundred Forty-Six Thousand Seven Hundred Fifty ($546,750.00) Dollars (the “Bonus Award”). Employee understands and acknowledges that he would not otherwise be eligible for any amounts under the Bonus Plan as his employment is ending prior to the date awards under the Bonus Plan would otherwise be paid to employees and that the Bonus Award received is at the full discretion of the Employer. The Bonus Award shall be made within five (5) business days of the Effective Date.

(iii)
As further consideration, commencing on June 1, 2015, subject to the terms, conditions and limitations of that health insurance plan Employer shall pay for the full cost of Employee’s premium for continued health insurance coverage under ETP’s health insurance plan and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of seven (7) months (the “COBRA Period”), so that, upon Employee making appropriate and timely election, the COBRA Period shall continue through December 31, 2015 with no interruption in coverage,. Employee must make such elections and take such other actions as may be required by the health plan and applicable law in order to receive such continued coverage. If Employee commences employment wih another Employer prior to the end of the COBRA Period and is offered health coverage, Employee must timely enroll in such new employer’s coverage and terminate the coverage provided by ETP within thirty (30) days of commencement of Employee’s new employment.

(iv)
Additionally, Employer agrees to, as soon as reasonably practical in accordance with applicable internal trading policies and/or rules and regulations of the Securities and Exchange Commission, remove all restrictions/restricted legends from Energy Transfer Equity, L.P. (“ETE”) and ETP common units currently beneficially owned by Employee to allow for the transfer, sale or disposal of such units at the Employee’s discretion.

(b)	As consideration for Employee’s agreement to be bound by the restrictive covenants found in Section 6 of this Agreement, Employer agrees to the following:

(i)
ETP shall cause the Employee’s unvested restricted common units (as described below) awarded to the Employee pursuant to the terms of the Second Amended and Restated Partnership 2008 Long Term Incentive Plan (the “ETP Unit Plan”) and the Sunoco Partners LLC Long-Term Incentive Plan, as amended (the “SXL Unit Plan”) to be accelerated in their vesting. The Employee currently has outstanding awards under the ETP Unit Plan of 61,841 restricted common units and 32,600 restricted common units under the SXL Unit Plan that are otherwise not scheduled to vest until after the Employee’s termination of employment (collectively the “Accelerated Vesting Units”). In connection with this Agreement and Section 2(b)(i) hereof, ETP shall or shall cause the Accelerated Vesting Units to accelerate and fully vest within ten (10) business days after the Effective Date. For purposes of the rest of this Section and Section 6 the Accelerated Vesting Units shall be referred to as the (“Restrictive Covenant Units”). Employee understands and acknowledges that the acceleration of the Restricted Covenant Units is a taxable event and will be subject to applicable government withholdings. Employee further understands and acknowledges that ETP will satisfy Employee’s statutorily applicable governmental withholding obligation through the sale and withholding of accelerated common units. Employee also understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the Restrictive Covenant Units, or payment of any amounts, under the ETP Unit Plan or the SXL Unit Plan, as both the ETP Unit Plan and SXL Unit Plan require continuing employment on the vesting dates of the awards in order to receive them.
The consideration given to Employee hereunder is expressly and completely conditioned upon Employee’s full compliance with the terms and conditions set forth in this Agreement. Employer hereby expressly reserves any and all rights and remedies available at law or in equity in the event of a breach or threatened breach of this Agreement by the Employee.

3.
No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment. Employee further acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Termination Date and shall receive no other compensation or benefits from Employer other than those set forth above, including under the Energy Transfer Partners GP, L.P. Severance Plan (the “ETP Severance Plan”), any severance plan adopted in connection with Merger, the Bonus Plan, the ETP Unit Plan and/or the SXL Unit Plan. However, Employee shall retain any rights to previously vested units under the ETP Unit Plan and the SXL Unit Plan, and vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Employer (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan.

4.
Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2 above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of himself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES Employer and Employer’s parent entities, specifically including ETE and its and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents, and each of them (collectively “Released Parties”), of and from any and all debts, obligations, claims, counterclaims, demands, judgments and/or causes of action of any kind whatsoever, including under the ETP Severance Plan, any severance plan adopted in connection with Merger, the Bonus Plan, the ETP Unit Plan and/or the SXL Unit Plan (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee’s signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys’ fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands and/or causes of action arising out of Employee’s employment or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation

Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Employer or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of execution of this Agreement. Notwithstanding the preceding, nothing in this Agreement is intended to waive or otherwise release Employee’s right to: (i) coverage under the Employer’s director and officer insurance policies, if any; (ii) defense and indemnification under the Employer’s organizational documents and/or internal policies or, for events related to his period of employment with the Employer, as may be applicable; or (iii) any claims arising from breach of this Agreement by the Employer.
Employee has a period of forty-five (45) days in which to consider this Agreement. Employee may choose to sign this Agreement prior to the expiration of the forty-five (45) day period, but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the “Effective Date”). To revoke this Agreement, Employee must provide written notice of revocation to Employer at Attention: Christopher Curia, Executive Vice President and Chief Human Resources Officer, 800 E. Sonterra Blvd., Ste. 400, San Antonio, Texas, 78258, prior to the expiration of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period. Employer hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.

5.
Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during his employment Employee had access to confidential and proprietary information relating to the business and affairs of Employer and its parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) unit holder data, information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) trade secrets, technical information, patents, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, and engineering information; (vii) information about potential acquisitions or divestitures; and (viii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include any information that now is or hereafter becomes available to the general public other than as the result of a disclosure by Employee in breach hereof. Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by

Employee, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Employer may pursue. The foregoing restrictions in this Section 5 shall not apply to Employee’s utilization of internal Employer reporting procedures, or with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law, or any other communication required by law.

6.	Non-Solicit.

(a)
For the period beginning on the Termination Date and continuing for a period of one (1) year, Employee acknowledges and agrees that he shall not for any reason, either directly or indirectly (without the prior written consent of the Employer) acting alone or in conjunction with others (i) solicit, induce, attempt to influence, any employee of the Employer, at an exempt/professional level or above, to terminate employment; or (ii) participate in or be aware of prior to or in advance of any hiring, employment or retaining in any capacity, at a business in which Employee becomes a director, officer or employee of or consultant to, of any active employee of the Employer, at an exempt/professional level or above.

(b)
Employee specifically recognizes and affirms that the provisions of Section 6 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the non-solicit provision found in Section 6 is determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and Employer, then Employer shall be entitled to receive from Employee all Restrictive Covenant Units held by Employee. In the Event Employee has sold any or all of the Restrictive Covenant Units obtained under this Agreement, then Employer shall be entitled to receive from Employee a payment equal to the fair market value of the Restrictive Covenant Units on the date of sale, transfer or other disposition.

(c)
Employee acknowledges and agrees that the Employer will suffer irreparable harm if Employee breaches any of the obligations under this Section 6, and that monetary damages would be impossible to quantify and inadequate to compensate the Employer for such a breach. Accordingly, Employee agrees that in the event of a breach, or a threatened breach, by Employee of any of the provisions of this Section 6, the Employer shall be entitled to seek, in addition to any other rights, remedies or damages available to the Employer at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the Employer shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

(d)
Employee hereby agrees that all restrictions contained in this Section 6 are reasonable, valid and necessary to protect the Employer’s Confidential Information, goodwill and proprietary business interests. Employee further agrees never to file any lawsuit or claim challenging or otherwise seeking to modify or restrict the non-solicitation provision set forth in Section 6 of this Agreement. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any covenant or provision of this Section 6 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect. The provisions of this Section 6 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

7.
Employer’s Property. Employee represents that Employee has returned to Employer all written and electronic records, communications, reports, and other materials and data (whether or not they contain Confidential Information), including any copies or reproductions thereof, and all other property or tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to Employer and are in Employee’s possession or under Employee’s control. After returning all such property to the Company, Employee shall delete or destroy all electronic copies located on his personal computer, iPad or other handheld device.

8.
Confidentiality of Agreement. Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law. Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of Employer’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement. The foregoing restrictions in this Section 8 shall not apply to Employee’s utilization of internal Employer reporting procedures, or with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.

9.
Negative Statements By the Parties. Employee and Employer shall refrain from publishing any oral or written statements about one another, or any of the Employer’s parents, subsidiaries or affiliates, or any of such entities’ officers, employees, shareholders, investors, directors, agents or representatives that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing. The foregoing restrictions in this Section 9 shall not apply to Employee’s utilization of internal Employer reporting procedures, or with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law. A violation or threatened violation of this Section 9 may be enjoined by the courts. The rights afforded the Parties, if any, under this provision are in addition to any and all rights and remedies otherwise afforded by law.

10.
Expense Reimbursement. Employee agrees that any expense reimbursements for expenses incurred during Employee’s employment with Employer must be submitted for reimbursement to Employer within three (3) months of the Termination Date. With regard to the required form for any reimbursement request and supporting documentation, Employer’s normal policies and rules apply. Employer retains its normal right to reject or approve expense reimbursements subject to its normal policies. Any expense reimbursements submitted by Employee more than three (3) months following the Termination Date shall not be approved.

11.	Cooperation. For a period of twelve (12) months following the Termination Date, subject to any reasonable limitations on Employee’s availability imposed by a future employer of

Employee, Employee agrees to cooperate with Employer as reasonably requested by responding to questions and, subject to Employee’s availability, attending meetings and by cooperating with Employer and its accountants with respect to any business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Additionally, for a period of twenty-four (24) months following the Termination Date, subject to any reasonable limitations on Employee’ availability imposed by a future employer of Employee, Employee agrees to cooperate with Employer and assist as reasonably requested with respect to litigation and or governmental proceedings, including attendance at depositions, mediations, governmental proceedings, etc) and by cooperating with legal counsel. Employer agrees to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals and lodging, in accordance with Employer’s then existing policies, for providing cooperation specifically requested by Employer. Employer further agrees to compensate Employee at the rate of Three Hundred ($300.00) Dollars per hour for any obligations, as a result of cooperating with the Employer which is intended solely to reimburse Employee for the wages or salary he is foregoing.

12.	Non-Admission. This Agreement, and the payment of money and other consideration provided by Employer under this Agreement, is not an admission or indication of any wrongdoing by Employer or Employee.

13.
Entire Agreement. Employee agrees that this Agreement constitutes the complete agreement between the parties and that no other representations have been made by Employer and that the terms hereof may not be modified except by a written instrument signed by Employer and Employee.

14.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

15.	Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas.

16.	Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

17.	Knowing and Voluntary: By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee’s own free will.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

ENERGY TRANSFER PARTNERS, L.P.
By: Energy Transfer Partners, GP, L.P., its general partner
By: Energy Transfer Partners, L.L.C., its general partner

/s/ Christopher Curia
Christopher Curia, EVP & CHRO

Dated: 5/8/2015

EMPLOYEE

/s/ Martin Salinas, Jr.
Martin Salinas, Jr.

Dated: 5/1/2015

Please return executed originals of this Agreement by regular mail to Christopher Curia, Executive Vice President and Chief Human Resources Officer, 800 E. Sonterra Blvd., Ste. 400, San Antonio, Texas, 78258 or by facsimile to (210) 403-7606.